United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: January 03, 2005

Commission File Number: 000-28767

Sun Oil & Gas Corp.
(Formerly Gaofeng Gold Corp.)

Nevada                     88-0403070
(Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)

27 Oakmont Drive, Rancho Mirage, CA         92270
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:      (760) 831-0715

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.
On December 30, 2004, this Issuer entered into a Participation Agreement with ORX Resources, Inc., a Delaware corporation, with offices located at 400 Poydras Street, Suite 1100, New Orleans, Louisiana 70130, to participate with ORX Resources in the exploration and development of the "Clovelly Prospect." The Clovelly Prospect is more fully described in the "Designation of Production Unit," recorded December 2, 2004, Entry Number 971624 in the Clerk of Court’s records of Lafourche Parish, Louisiana.

The terms of the Clovelly Participation Agreement is for the Issuer to pay ORX Resources $27,302.59 for the right and obligation to participate in the first test well drilled ( the "Initial Test Well") on the Clovelly Prospect up to the "Casing Point" and ORX Resources agrees to transfer, assign and set over to this Issuer, it’s successors and assigns, an undivided ten percent (10%) of all of ORX’s right, title and interest in and to all oil, gas and mineral leases, farm-out agreements or other contracts currently owned by ORX Resources arising out of the production from the "Initial Test Well" within the boundaries of the Clovelly Prospect.

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The definition of "Casing Point" means the point in time when the Initial Test Well has been drilled to the objective depth specified and all open hole logging and testing have been conducted sufficient that an election can made to either run production casing and attempt to complete the well or plug and abandon the well.

If after completion of the Initial Test Well on the Clovelly Prospect up to the "Casing Point" proves that the "Initial Test Well" is a well capable of producing oil or gas in commercial quantities, the Issuer may elect, but is not obligated, and ORX Resources agrees to develop the rest of the Clovelly Prospect and all its formations at additional costs. If the Issuer elects to proceed with production beyond the "Casing Point" the Issuer is obligated to pay 10% of all the costs associated with production of the well.

Upon completion of this Participation Agreement of which the Issuer has the duty to perform their promise of paying approximately $27,302.59, this Issuer will file a subsequent Form 8-K announcing the completion of acquiring the 10% participation interest in the Clovelly Prospect.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

As stated above in Item 1.01, herein incorporated by reference, Clovelly Participation Agreement obligates the Issuer to pay ORX Resources $27,302.59 for the right and obligation to participate in the first test well drilled ( the "Initial Test Well") on the Clovelly Prospect up to the "Casing Point" and ORX Resources agrees to transfer, assign and set over to this Issuer, it’s successors and assigns, an undivided ten percent (10%) of all of ORX’s right, title and interest in and to all oil, gas and mineral leases, farm-out agreements or other contracts currently owned by ORX Resources arising out of the production from the "Initial Test Well" within the boundaries of the Clovelly Prospect.

The payment of $27,302.59 is due on or before March 30, 2005 and is a one-time participation fee. The fee represents approximately 10% of the costs associated with drilling the Initial Test Well, therefore, allowing this registrant to hold a 10% interest in the proceeds from the well. The total costs associated with the First Test Well are approximately $273,025.86.
If after completion of the Initial Test Well on the Clovelly Prospect up to the "Casing Point" proves that the "Initial Test Well" is a well capable of producing oil or gas in commercial quantities, the Issuer may elect, but is not obligated, and ORX Resources agrees to develop the rest of the Clovelly Prospect and all its formations at additional costs. If the Issuer elects to proceed with production beyond the "Casing Point" the Issuer is obligated to pay 10% of all the costs associated with production of the well.

If the Issuer elects to move forward with Production of the Initial Test Well beyond the "Casing Point", the Issuer will file a subsequent Form 8-K outlining the fees and fee schedule to which the Issuer is obligated.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On January 03, 2005, this Issuer officially changed it’s name to Sun Oil & Gas Corporation. The name change which became effective on January 03, 2005, was pursuant to a majority share action on November 26, 2004. A meeting was held on November 26, 2004 wherein representatives of shareholders representing a majority of all shares issued and outstanding were present via telecommunications. Approximately 42,000,000 millions shares voted in favor of the name change representing approximately 68.80% of all the issued and outstanding shares of the company.

On November 26, 2004, Minutes of the board of Directors approved the name change of the company to Sun Oil & Gas Corporation. The Board of Directors, pursuant to Nevada Corporation Law, NRS 78.320, adopted and authorized such amendment to articles of incorporation.

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Item 8.01 Other Events.

A meeting was held on November 26, 2004 wherein representatives of shareholders representing a majority of all shares issued and outstanding were present via telecommunications. Approximately 42,000,000 millions shares voted in favor of a 1 for 2.6 forward-split of the issued and outstanding shares of the company. This forward-split became effective January 03, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Sun Oil & Gas Corp.
by
Dated: January 03, 2005
/s/Khanh C. Tran
Khanh C. Tran
Sole Officer & Director

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